Exhibit 12

                              LA QUINTA INNS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                                                                   Years Ended December 31
                                                          -------------------------------------------------------------------------
                                                             1997            1996            1995            1994            1993
                                                          ---------       ---------       ---------       ---------       ---------
Earnings before income taxes, extraordinary
  items and cumulative effect of accounting
  change (1) .......................................      $ 137,489       $  96,379       $  82,994       $  61,991       $  31,836
Partners' equity in earnings .......................            860           1,499          10,227          11,406          12,965
Partners' equity in earnings of combined
  unincorporated ventures that do not have
  fixed charges ....................................           --              (770)         (1,854)         (1,577)         (1,652)
Fixed charges ......................................         61,038          48,983          42,797          40,814          32,477
Interest capitalized ...............................         (9,645)         (5,429)         (1,313)           (889)           --
Amortization of capitalized
  interest .........................................          1,035             893             803             772             799
                                                          ---------       ---------       ---------       ---------       ---------

     Earnings as adjusted ..........................      $ 190,777       $ 141,555       $ 133,654       $ 112,517       $  76,425
                                                          =========       =========       =========       =========       =========

Fixed charges:
     Interest on long-term debt ....................      $  59,793       $  47,897       $  41,734       $  39,749       $  31,366
     Portion of rental expense allocated to
      interest .....................................          1,245           1,086           1,063           1,065           1,111
                                                          ---------       ---------       ---------       ---------       ---------
        Total fixed charges ........................      $  61,038       $  48,983       $  42,797       $  40,814       $  32,477
                                                          =========       =========       =========       =========       =========
Ratio of earnings to fixed  charges ................           3.1x            2.9x            3.1x            2.8x            2.4x
                                                          =========       =========       =========       =========       =========


(1) The Years Ended December 31, 1996 and 1995 include a non-cash provision for premature retirement of assets totaling $18,076 and $12,630, respectively.